UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12.

COMMSCOPE HOLDING COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 11, 2019, CommScope Holding Company, Inc. (the “Company”) sent the following communication to certain of its large institutional shareholders to provide additional information about the Company’s compensation of its named executive officers:

Dear [shareholder]:

As you may be aware, ISS has recommended against our say-on-pay proposal while Glass Lewis has recommended in favor. While this is an extremely busy time of the year for you, we believe it is important to provide you with additional context on some of our recent pay decisions.

Our 2018 annual incentive plan included a stretch revenue goal (page 53 of proxy). ISS notes that the maximum payout opportunity under this goal was relatively high.

•	The revenue metric in our 2018 AIP incentive plan design was weighted at 10%.
•

We increased the maximum revenue performance goal under the 2018 annual incentive from 103% to 106% of target, with maximum payout opportunity at 400% to highlight the critical nature of the top-line revenue growth for the Company.

•	Since revenue determined only 10% of the annual incentive payout opportunity, this change did not create a windfall opportunity, only an added incentive for strong performance.
•

2018 annual incentives were earned below target, commensurate with performance. Previously the maximum payout under the revenue component (10% weight of AIP) was 210% for 103% of target performance. The change from 210% payout to 400% represented an extended payout line that required 106% of target performance.

2018 PSU design changes emphasize multi-year performance (page 55 of proxy). ISS notes that both our annual incentive and a portion of our PSUs were tied to the same adjusted annual operating income (AOI) goal.

•	In 2018, our compensation committee adjusted our PSU design to focus more on long-term revenue performance, by introducing three-year (2018-2020) cumulative revenue-based PSU awards.
o	Previously, PSUs were entirely based on annual AOI performance.
o	As this was the first year with the new PSU design, our compensation committee approved 2018 to have a transitional design with 50% based on three-year cumulative revenue achievement and 50% on AOI.
•	Additionally, our compensation committee increased the vesting period of the AOI based PSUs from one- to two years, further emphasizing long-term performance.

Realized and realizable value of LTI significantly below target (page 47 of proxy). ISS notes that the majority of our long-term incentives are time-vested. However, the earned value of 2018 LTI illustrates its strong connection to performance.

•	Stock options granted in 2018 are underwater.
•	37% of 2018 PSUs tied to AOI performance were forfeited.
•	The value of RSUs, earned PSUs with AOI as a performance metric and outstanding PSUs with three-year cumulative revenue as a performance metric granted during the annual grant in 2018 decreased 61%.

We would be pleased to make ourselves available for a call to discuss these changes.

Sincerely,

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